EXHIBIT 10.1

TRUST AGREEMENT
FOR THE
RAYONIER INC.
LEGAL RESOURCES TRUST

This amended and restated trust Agreement is made this 28th day of June 2014, by and between Rayonier Inc. (the “Company”) and Wells Fargo Bank, National Association, a national banking association, as trustee hereunder ( “Trustee”). This Agreement replaces the original Trust Agreement for the Rayonier Inc. Legal Resources Trust dated the 31st day of December 2001.
WHEREAS, the Company has adopted the nonqualified deferred compensation plans and entered into the other benefits agreements (collectively, the “Benefits Arrangements”) listed on Appendix A, including the Executive Severance Pay Plan (the “Executive Severance Plan”), and, for this purpose, the right to have had deposited with the trustee under the Trust Agreement for Rayonier Inc. Executive Severance Plan (the “Executive Severance Trust”) amounts in respect thereof;
WHEREAS, the Company has incurred or expects to incur liability under the terms of the Benefits Arrangements with respect to the executives and key employees and participating in the Benefits Arrangements and identified at any time on Tier I and Tier II under the Executive Severance Plan as amended and updated from time to time (herein each, an “Executive” and together, the “Executives”);
WHEREAS, the Company wishes to establish a Legal Resources Trust (hereinafter called this “Trust”) and to contribute to it assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to or for the benefit of the Executives and their beneficiaries to pay certain litigation and similar expenses as may be incurred in connection with the collection of any amounts due to them under the Benefits Arrangements or the enforcement of any rights they may have thereunder (as hereinafter defined, “Contest Payments”); and
WHEREAS, it is the intention of the Company to make contributions to this Trust to provide itself with a source of funds to provide Contest Payments as herein provided.
WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of each of the Benefits Arrangements as an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.
NOW, THEREFORE, the parties do hereby establish this Trust and agree that this Trust shall be comprised, held and disposed of as follows:

Section 1.	Establishment of Trust.
(a)The Company hereby deposits with Trustee in trust the amounts listed in Appendix B, which shall be the principal of this Trust to be held, administered and disposed of by Trustee as provided in this Agreement.
(b)The Trust hereby established shall be irrevocable.
(c)This Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.
(d)The principal of this Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and, subject to Section 8 below, shall be used exclusively for the uses and purposes of the Executives and general creditors, as herein set forth. The Executives and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of this Trust. Any rights created under the Benefits Arrangements and this Agreement shall be mere unsecured contractual rights of the Executives and their beneficiaries against the Company. Any assets held by this Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 5 below.
(e)Without limiting the mandatory contribution provision of Section 2, the Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Agreement. Neither Trustee nor any Executive or beneficiary shall have any right to compel such additional deposits.
(f)Of the amounts deposited with Trustee, upon a Change in Control an amount equal to $250,000 shall be set aside as a reserve, $150,000 shall be released upon receipt of the written notice provided for in Section 4(c) or applied as provided therein following a Change in Control, and $100,000 of which shall be set aside as a reserve for expenses of Trustee under Sections 10(d) and 11(a) incurred following a Change in Control.

Section 2.	Additional Contributions/Addition or Removal of Executives.
(a)For all purposes of this Agreement, “Change in Control” has the meaning referenced in the Executive Severance Plan, and as the same may be amended from time to time prior to the occurrence of a Change in Control. The amounts set aside with the Trustee shall be a pool of funds to be applied as provided for herein and shall not constitute a separate entitlement of an Executive to any particular amount hereunder.

(b)At any time prior to a Change in Control, the Company may remove individuals or include additional individuals as Executives covered by the Executive Severance Plan, and upon such action, shall provide written notice to Trustee which notice in the case of an additional Executive, shall include the required information in respect of such additional Executive. Subject to the provisions of Section 13(c) below, the Company has agreed that from and after a Change in Control it shall not be entitled to remove the name of any Executive covered hereunder prior to the time that all amounts due in respect of such Executive under the applicable Benefits Arrangement shall have been fully paid to such Executive or his or her beneficiaries.

Section 3.	Covered Payments.
(a)On the effective date hereof, no less frequently than annually thereafter, at the time any additional Executive is added hereunder and at the time of a Change in Control, the Company shall deliver to Trustee a payment schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Executive (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Benefits Arrangements), and the time of commencement for payment of such amounts.
(b)Prior to a Change in Control (and following a Change in Control, absent obvious mistake), the entitlement of an Executive or his or her beneficiaries to benefits under the Benefits Arrangements shall be determined by the Company or such party as it shall designate under the Benefits Arrangements, and, in any event, any claim for benefits shall be considered and reviewed under the procedures set out in the Benefits Arrangements.
(c)The Company shall make payment of benefits directly to an Executive as they
(d) become due under the terms of the Benefits Arrangements. The Company shall notify Trustee of its payment of benefits at the time amounts are payable to participants or their beneficiaries. Upon any such payment, the Company shall provide Trustee with a new Payment Schedule reflecting the payments made by the Company.
(e)Nothing in this Agreement shall serve to relieve the obligations of the Company to make payments under the Benefits Arrangements in respect of an Executive prior to the time that any payment has been made to an Executive or his or her beneficiary. The Company shall make each such payment as it falls due.

Section 4.	Payment of Legal and Related Expenses.
(a)Company’s Obligation to Pay Legal and Related Expenses. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that the Executive or his or her beneficiaries may reasonably incur in pursuing in good faith payment of any amount due to the Executive or such beneficiaries under any Benefit Arrangement, or as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of any Benefits Arrangement or any guarantee of performance thereof (collectively, “Contest Payments”), plus in each case such interest as may be provided for under the applicable Benefits Arrangement but not less than the highest applicable Federal long-term rate in effect as of the date of the Change in Control determined as provided for in Sections 7872(f)(2)(B) and 1274(d)(1)(A) of the Internal Revenue Code of 1986, as amended, without regard to whether or not the Executive or such beneficiaries prevail, in full or in part, in any such matter and without regard to the duration of the delay in time of payment.
(b)Trustee’s Disbursement of Contest Payments. Provided that this Agreement has not been earlier terminated pursuant to Section 11 hereto, then pursuant to the Claims Procedure specified on Schedule 1 hereto, as amended from time to time as hereinafter provided (the “Claims Procedure”), Trustee shall advance Contest Payments on behalf of any Executive requesting that payment be made to his or her Legal Representative up to $150,000 or, if less, up to the balance remaining in trust exclusive of reserves; provided that, if Contest Payments are sought on behalf of three or more Executives arising from substantially the same circumstances, the Trustee shall aggregate the Contest Payments for the benefit of all participants hereunder. The timing and manner of payment of Contest Payments shall be made in the sole and reasonable discretion of the Trustee in accordance with the Claims Procedure. The Claims Procedures may be modified by the Company, with the reasonable agreement of Trustee prior to a Change in Control, and may be reasonably amended by the Trustee thereafter; provided that, no such Claims Procedure shall be inconsistent with making the full resources in Trust available to expedite payment of benefits to the Executives and their beneficiaries under the Benefits Arrangements and to avoid Executives being required to advance any amounts whatsoever for the payment of legal fees in connection therewith. A written copy of the Claims Procedure, as it may be amended from time to time, shall be provided to each Executive upon a Change in Control.
(c)Trustee’s Written Notification Requirements. If within 15 days of a Change in Control the Trustee has not received written notice from the trustee under the Executive Severance Trust of the receipt by such trustee of the amounts required to be deposited with such trustee upon a Change in Control in respect of each Executive (other than an Executive who shall have received not less than the full Cash Portion to which such Executive is entitled under the Severance Arrangements, as such term is defined in the Executive Severance Trust), together with a copy of the current payment schedule provided for under the Executive Severance Trust, there shall be presumed to be a claim under the Claims Procedure and the Trustee shall transfer an amount of not less than $150,000 as a retainer to the law firm designated pursuant to the Claims Procedure within five business days thereafter.

Section 5.	Trustee Responsibility Regarding Payments to Trust Beneficiary When The Company Is Insolvent.
(a)Trustee shall cease payments hereunder if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
(b)At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of this Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.
(1)The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to Trustee that the Company has become Insolvent, Trustee shall determine whether the Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Executives or their beneficiaries.
(2)Unless Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, Trustee shall have no duty to inquire whether the Company is Insolvent. Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the Company’s solvency.
(3)If at any time Trustee has determined that the Company is Insolvent, Trustee shall discontinue payments hereunder and shall hold the assets of this Trust for the benefit of the Company’s general creditors. Nothing in this Agreement shall in any way diminish any rights of Executives or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Benefits Arrangements or otherwise.
(4)Trustee shall resume the payments in accordance with Section 4 of this Agreement only after Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).
(c)Provided that there are sufficient assets, if Trustee discontinues the payment from this Trust pursuant to Section 5 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due under the terms hereof for the period of such discontinuance, less the aggregate amount, if any, paid directly to Executives or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 6.	Payments to the Company.
Except as provided in Section 5 hereof, after a Change in Control, the Company shall have no right or power to direct Trustee to return to the Company or to divert to others any of this Trust assets before all payment of benefits have been made to Executives and their beneficiaries pursuant to the terms of the Benefits Arrangements.

Section 7.	Investment Authority.
(a)In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with assets of this Trust shall be exercised by Trustee or the person designated by Trustee and shall in no event be exercisable by or rest with the Executives.
(b)The Trustee shall invest the principal of this Trust and any earnings thereon in (i) U.S. Government Securities, (ii) time deposits and certificates of deposit of any institution that is a member of the Federal Reserve System having capital of not less than $500 million, and (iii) money market, mutual, or similar funds that invest in such securities referred to in (i) and (ii) above as chosen by the Trustee in the prudent exercise of its fiduciary duty hereunder, or in such other manner as may be directed by the Company in writing prior to a Change in Control~~.~~; provided that, if at any time prior to a Change in Control the corpus of the Trust shall decline below $1,250,000 as a result of investments made pursuant to the direction of the Company, then promptly upon notice to the Company from the Trustee, the Company shall transfer additional funds to the Trustee to cause the corpus to be equal to $1,250,000.
(c)The Company shall have the right, at anytime, and from time to time in its sole discretion, to substitute marketable securities of equal fair market value for any asset held by this Trust; provided that, following a Change in Control, such substitution of assets shall be subject to the acceptance of Trustee.

Section 8.	Disposition of Income.
During the term of this Trust prior to a Change in Control, all Distributable Income received by this Trust, net of expenses and taxes, shall be distributed to the Company no less frequently than semi-annually, unless otherwise directed by the Company, and from and after a Change in Control shall be accumulated and reinvested. “Distributable Income” shall mean gain or income actually realized on the amounts held in Trust but only to the extent that the aggregate fair market value of the assets held in Trust following the distribution of such amounts and payment of all expenses of this Trust paid or accrued as of the distribution date not otherwise satisfied by the Company, would equal or exceed the principal amounts deposited by the Company with Trustee under Section 2(a).

Section 9.	Accounting by Trustee.
Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to the Company a written account of its administration of this Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in this Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 10.	Responsibility of Trustee.
(a)Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Benefits Arrangements or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
(b)The Company hereby indemnifies Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of this Trust, unless resulting from the gross negligence or willful misconduct of Trustee. To the extent the Company fails to make any payment on account of an indemnity provided in this Section 10(b), in a reasonably timely manner, Trustee may obtain payment from this Trust. If Trustee undertakes or defends any litigation arising in connection with this Trust or to protect an Executive’s or a beneficiary’s rights under the Benefits Arrangements, the Company agrees to advance to Trustee, and to indemnify Trustee against Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from this Trust.
(c)Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change in Control, Trustee may select independent legal counsel (which can include its in-house counsel) and may consult with counsel or other experts with respect to its duties and with respect to the rights of Executives and their beneficiaries under the Benefits Arrangements.
(d)Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and in good faith may rely on any determinations made by such agents and information provided to it by the Company.
(e)Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.
(f)Notwithstanding any powers granted to Trustee pursuant to this Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 11.	Compensation and Expenses of Trustee Resignation and Removal of Trustee.
(a)The Company shall timely pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from this Trust.
(b)Prior to a Change in Control, Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and Trustee agree otherwise. Following a Change in Control, Trustee may resign only after the appointment of a successor Trustee reasonably acceptable to a majority of the Executives hereunder. If Trustee resigns within two years after a Change in Control or if the Company fails to act within a reasonable period of time following such resignation, Trustee shall apply, at the expense of the Company, to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.
(c)Trustee may be removed by the Company on sixty (60) days notice or upon shorter notice accepted by Trustee prior to a Change in Control. Following a Change in Control, Trustee may only be removed by the Company with the consent of a majority of the Executives hereunder and upon appointment of a qualified successor Trustee hereunder reasonably acceptable to the majority of the Executives hereunder.
(d)Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed with sixty (60) days after receipt of acceptance of an appointment as trustee by a successor trustee, unless the Company extends the time limit.
(e)If Trustee resigns or is removed, a successor shall be appointed by the Company, in accordance with Section 12 hereof, by the effective date of resignation or removal under this Section 11. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of this Trust.

(f)Any Trustee of any trust created hereunder shall be an institution having total assets under management of at least ten billion dollars ($10,000,000,000) at the time of appointment and at all times thereafter (the “Minimum Assets Requirement”). Should Trustee cease to have total assets of at least ten billion dollars ($10,000,000,000) under management or cease to be so selected, Trustee shall be removed and a successor Trustee appointed in accordance with the provisions of Sections 10 and 11 hereof.

Section 12.	Appointment of Successor.
(a)If Trustee resigns or is removed in accordance with Section 11 hereof, the Company may appoint any bank trust department or other party that may be granted corporate trustee powers under state law who meets the Minimum Assets Requirement, as a successor to replace Trustee upon resignation or removal (a “Qualified Trustee”); provided that, following a Change in Control, if Trustee resigns or is removed in accordance with Section 11 the successor trustee shall be reasonably acceptable to a majority of the Executives hereunder at the time. In any such event, the appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in this Trust. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.
(b)The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 9 and 10 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.
(c)The Company shall provide the name of the successor Trustee to each Executive, or if applicable, his or her beneficiaries receiving benefits at the time of the appointment of Trustee.
(d)The Company shall execute such indemnification or other agreement with Trustee as may be reasonably requested and customary for trustees performing services of this kind.

Section 13.	Amendment or Termination.
(a)This Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Benefits Arrangements or shall make this Trust revocable after it has become irrevocable in accordance with Section 1 hereof.
(b)Except as provided in Section 13(c), this Trust shall not terminate until the date on which each Executive and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Benefits Arrangements and all fees and expenses of this Trust have been paid.
(c)Upon written approval of all Executives and beneficiaries entitled to payment of benefits pursuant to the terms of the Benefits Arrangements, the Company may terminate this Trust prior to the time all benefit payments under the Benefits Arrangements have been made.
(d)This Agreement may not be amended or terminated by the Company for two (2) years following a Change in Control without the written consent of a majority of the Executives then covered by this Agreement except, if in the opinion of Review Counsel (as such term is defined in Schedule 3 hereto), such amendment is necessary to maintain the tax status of this Trust, the deferred compensation status of the Benefits Arrangements, or status of this Trust under the Employee Retirement Income Security Act of 1974 as amended to this Trust.
(e)Upon termination of this Trust any assets remaining in this Trust, after payment of all expenses of this Trust, shall be returned to the Company.

Section 14.	Miscellaneous.
(a)Any provision of this Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
(b)Benefits payable to any Executive and his or her beneficiaries under this Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
(c)This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, to the extent not preempted by applicable federal law.

Section 15.	Effective Date.
The effective date of this Agreement shall be the date and year first above written.

RAYONIER INC.

/s/ SHELBY L. PYATT
By:	Shelby L. Pyatt
Its:	Vice President,
Human Resources

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ ALAN C. FRAZIER
By:	Alan C. Frazier
Its:	Senior Vice President
Managing Director

APPENDIX A
BENEFITS ARRANGEMENTS

1.    Rayonier Inc. Excess Benefit Plan

2.    Rayonier Inc. Excess Savings and Deferred Compensation Plan

3.	Rayonier Inc. Executive Severance Pay Plan

4.    Rayonier Inc. Executive Severance Trust

APPENDIX B
COMPANY DEPOSITS WITH TRUSTEE

As soon as practicable following the establishment of the Rayonier Advanced Materials Inc. Legal Resources Trust, Wells Fargo Bank, National Association will transfer $1,979,670 from the Rayonier Inc. Legal Resources Trust, representing approximately sixty percent (60%) of the Rayonier Inc Legal Resource Trust assets, to the Rayonier Advanced Materials Inc Legal Resources Trust. The remaining balance shall become the principal of the Rayonier Inc. Legal Resources Trust.

Schedule 1
Claims Procedure for
Contest Payments and Interest Claims

The following is the Claims Procedure referenced in Section 4 of the Trust Agreement for the Rayonier Inc. Legal Resources Trust, dated as of June 28, 2014 (the “Agreement”). Terms not otherwise defined herein have the same meaning as in the Agreement.
I.    General
A.    Categories of Contest Payments. Trustee shall promptly pay Contest Payments and Interest Claims (defined below) from the Trust upon satisfaction of the requirements set forth in this Claims Procedure, as it may be amended from time to time in accordance with the Agreement. Contest Payments shall be classified by the Trustee hereunder as (1) Individual Contest Payments Claims, (2) Group Contest Payments Claims and (3) Interest Claims, and processed pursuant to the procedures outlined below (each a “Claim” and collectively, “Claims”).
B.    Information on Claims and Disbursements. The Trustee shall promptly notify all Executives of any Claims made hereunder. The Trustee shall promptly inform the Company and each Executive of all Contest Payments and amounts paid on Interest Claims made hereunder.
C.    Preliminary Approval. Prior to incurring expenses that may become Contest Payments, an Executive may, but shall not be required to, seek a preliminary approval from the Trustee as to whether Trustee reasonably expects to approve such expenses as Contest Payments hereunder. Trustee shall seek to respond to such request expeditiously and shall consult with Review Counsel (defined below) as Trustee deems appropriate. Submission of a request for preliminary approval shall not bar the submission of an Individual Contest Payments Claim or Interest Claim and any preliminary approval shall not bind the Trustee.
C.    Finality of Determinations. All determinations of the Trustee made in good faith are final. Except as provided below with respect to certain retainer payments made to pursuant to a Retention Agreement or Lead Counsel Agreement, neither the Executive nor anyone else receiving Contest Payments shall be required to account to the Trustee, to any other Executive, to the Company or otherwise in respect thereof once the Contest Payments have been made hereunder.
II.    Administration of Claims
A.    Individual Contest Payments Claim.
(1)     Submission of Claim to Trustee. Except as provided below for Group Contest Payments Claims or Interest Claims, an Executive seeking payment or advance of Contest Payments, shall submit a request to the Trustee in writing (an “Individual Contest Payments Claim”) setting forth the following:

(a)	the nature and amount of the payments that have not been, or were not timely, received from the Company;

(b)	the terms of the applicable Benefits Arrangement(s);

(c)
    if applicable, a copy of a retention agreement or other writing from a lawyer (i) setting forth the amount of any advance or retainer requested, (ii) stipulating that the attorney’s fees and expenses shall be limited to matters reasonably related to the Benefits to which the Executive is entitled, and (iii) undertaking to transfer any excess retainer remaining unearned at the end of the engagement (x) to the Trustee after the Executive has received all of the Benefits to which he or she may be entitled pursuant to the Benefits Arrangements or earlier as may be directed by the Executive or (y) to any successor lawyer designated by the Executive at any time who makes substantially the same undertakings provided for herein (a “Retention Agreement”);

(d)	if applicable, invoices or other evidence of incurred or anticipated expenses (including, for example, amounts in respect of anticipated disbursements for actuarial experts or other consultants);

(e)	the amount of the Contest Payments requested, together with any other information that the Executive believes would be useful to Trustee in payment of the Contest Payments, and

(f)
    a certificate signed by the Executive (or applicable beneficiary or the legal representative of such Executive or beneficiary) certifying to Trustee that the Company is in default in paying the amount specified in (a) above.

(g)
(2)    Submission and Review of Claim; Payment. Trustee shall provide a copy of the Individual Contest Payments Claim to the Company within three (3) business days of receipt thereof. If within five (5) business days thereafter, Trustee has not received confirmation satisfactory to Trustee of payment to or for the benefit of Executive of the full amount identified by Executive as owed under Section II.A(1)(a) above, Trustee shall promptly make the requested Contest Payments or, in its sole discretion, may submit the Individual Contest Claim to Review Counsel (as provided in Section II.D, below), together with any response received from the Company with respect to such Claim (a copy of which shall also be provided to the Executive) and a copy of the Payment Schedule in respect of such Executive at the time of a Change in Control (and a copy of any update provided by the Company thereafter). Upon receipt of the Review Counsel Authorization, as provided below, the Trustee promptly shall make the Contest Payments or advise the Executive in writing of its determination that the Claim is either denied or adjusted based upon Trustee’s determination in light of the Review Counsel Authorization and the other provisions of this Claims procedure and the Agreement and shall include in reasonable detail the basis of its determination.
B.    Interest Claim.
(1)     Submission of Claim to Trustee. An Executive seeking payment of interest pursuant to the last sentence of Section 4(c) of the Agreement shall submit a request to the Trustee in writing (an “Interest Claim”) setting forth the following:

(a)	the nature and amount of the payment(s) that have not been, or were not timely, received from the Company with respect to which the Interest Claim is being made;

(b)	the terms of the applicable Benefits Arrangement(s);

(c)	the calculation of the amount of the interest payable, and

(d)
a certificate signed by the Executive (or applicable beneficiary or the legal representative of such Executive or beneficiary) certifying to Trustee that the Company has not paid the interest amounts requested.

(2)    Submission and Review of Claim and Payment. Trustee shall provide a copy of the Interest Claim to the Company within three (3) business days of receipt thereof. If within five (5) business days thereafter, Trustee has not received confirmation satisfactory to Trustee of payment to or for the benefit of Executive of the full amount identified by Executive as owed under Section II.B(1)(a) above, Trustee shall promptly make the requested interest payment or, in its sole discretion, may submit the Interest Claim to Review Counsel (as provided in Section II.D, below), together with any response received from the Company with respect to such Claim (a copy of which shall also be provided to the Executive) and a copy of the Payment Schedule in respect of such Executive at the time of a Change in Control (and a copy of any update provided by the Company thereafter). Upon receipt of the Review Counsel Authorization, as provided below, the Trustee promptly shall pay the Interest Claim or advise the Executive in writing of its determination that the Interest Claim is either denied or adjusted based upon Trustee’s determination in light of the Review Counsel Authorization and the other provisions of this Claims procedure and the Agreement, and shall include in reasonable detail the basis of its determination.
C.    Group Contest Payments Claim. Upon (a) the request of a majority of all of the Executives under the Agreement after a Change in Control, or (b) receipt by the Trustee of three or more Individual Contest Payments Claims that in the opinion of Review Counsel present common issues of law and fact, or (c) the lapse of the period provided for in Section 4(c) without receipt of notice of the required deposits, a Group Contest Payments Claim shall be deemed to have been made. Upon the existence of a Group Contest Payments Claim, Individual Contest Payments Claims and Interest Claims shall be suspended and the following procedures shall apply.
(1)    Appointment of Executive Group Committee. The Trustee shall promptly advise each of the Executives of the existence of the Group Contest Payments Claim and shall provide for the selection of an Executive Group Committee, which shall be comprised of three of the Executives potentially eligible for benefits under the Agreement with the following characteristics, to the extent feasible: (a) at least one of whom shall not be a present employee of the Company; (b) at least two of whom shall be or at one time have been a Tier I Executive, and (c) at least one of whom shall be or at one time have been a Tier II Executive. While the method of selection shall be in the discretion of the Trustee, it is anticipated that the Trustee shall provide a mechanism for the Executives to select the Executive Group Committee with the indicated characteristics, by majority vote of the Executives covered by the Agreement; provided that, if selection in this fashion cannot, in the sole judgment of the Trustee, be made expeditiously in a timely manner under the circumstances, the Trustee shall appoint the members of the Executive Group Committee. Any Executive may recuse himself or herself from service on the Executive

Group Committee by notice to the Trustee. In the event of a vacancy on the Executive Group Committee, the Trustee shall appoint a replacement in a manner consistent with the desired composition of the Executive Group Committee and may provide for selection by the remaining Executives or by the remaining members of the Executive Group Committee itself, in the Trustee’s discretion. If one or more openings exist on the Executive Group Committee because no eligible Executive is able or willing to serve, the Trustee shall be the second and/or third member of the Executive Group Committee or may appoint any third party unrelated to the present employees of the Company to assume that role. If there are no eligible Executives able and willing to serve, the Trustee shall act as the Executive Group Committee. Except as the Executive Group Committee may decide by unanimous vote of its members, all decisions of the Executive Group Committee shall be made by majority vote.
(2)    Function of the Executive Group Committee. The Executive Group Committee shall select a law firm or law firms (“Lead Counsel”) to represent the Executives in an action against the Company for Benefits, which selection may be made in consultation with the Trustee, but whose selection is in the sole discretion of the Executive Group Committee. The Executive Group Committee shall enter into the Lead Counsel Agreement (defined below), to which the Trustee shall also be a party for the limited purposes provided for below.
(3)    Lead Counsel Retention Agreement.
    (a) As a condition to payment of the Contest Payments to Lead Counsel, Lead Counsel and the Executive Group Committee shall enter into a retention agreement (the “Lead Counsel Agreement”) that shall provide, among other things, that amounts transferred to Lead Counsel shall be used for the principal purpose of securing benefits under the Benefits Arrangements as provided under the Agreement and that any amounts remaining unexpended at the conclusion of the representation shall be returned to the Trustee solely for distribution pro rata to the Executives and their beneficiaries based upon the aggregate amount shown on the Payment Schedules of all Executives as of the date of the Change in Control and such amounts shall not be returned to the Company. The Lead Counsel may retain other counsel or experts as it deems appropriate pursuant to the instructions of the Executive Group Committee.
    (b)    Lead Counsel Retainer. Subject to the Conflicts of Interest provisions of the following subsection, the Lead Counsel Agreement shall provide for a retainer of not less than $150,000 and not more than 75% of the remaining value of the Trust, with such excess over $150,000 determined by the Trustee in consultation with Review Counsel. The amount of the retainer shall be replenished upon request of the Executive Group Committee, as determined by the Trustee in its sole and reasonable judgment taking into account the purposes of the Trust. For this purpose, a Group Contest Payments Claim shall be given preference over any Individual Contest Payments Claim up to 75% of the value of the Trust and over any Interest Claim.
    (c)     Conflicts of Interest. The Lead Counsel Agreement shall provide that in the event Lead Counsel, in the exercise of its professional judgment, believes at any time that it cannot reasonably represent the interests of all of the Executives entitled to benefit from the Agreement because of an inherent conflict in their interests that has not otherwise been waived or that is not in the judgment of Lead Counsel susceptible of waiver, Lead Counsel shall, upon notice to the Trustee and all of the Executives, divide the remaining amount of the Retainer so as to provide a per capital portion thereof to new counsel selected by each group of Executives whose interests cannot be represented by Lead Counsel and to the Executives, if any, that Lead Counsel shall continue to represent. Any such new counsel shall be required to enter into a retention agreement substantially similar to the Lead Counsel Agreement.
D.    Review Counsel Authorization.
(1)    Review Counsel. “Review Counsel” shall be the in-house counsel of Trustee where Trustee has in-house counsel and in no event shall be counsel to the Executive making the Claim or to the Company.
(2)    Claims Review Process. Within five (5) business days of receipt of an Interest Claim or Individual Contest Payments Claim and related documentation from Trustee, Review Counsel shall approve a request for Contest Payments, unless, in the sole and reasonable judgment of Review Counsel, it concludes that all or a portion of the Claim for the requested Contest Payments should be denied because, pursuant to the underlying Benefits Arrangement(s) and/or the Agreement, (i) the Executive is not eligible to receive Contest Payments, (ii) there is no colorable argument of any kind to support the claim for Benefits underlying the Claim, or (iii) the advance or payment reimbursement requested is excessive in light of the nature and magnitude of the Claim, the likelihood of success on the merits or the available funds in the Trust. In the case of a determination under (iii), Review Counsel shall recommend an amount of the Contest Payments to be paid by Trustee.
(3)     Review Counsel Authorization. Review Counsel shall notify Trustee promptly in writing of its decision with respect to any Claim brought to Review Counsel hereunder (a “Review Counsel Authorization”), and

Trustee may rely on the Review Counsel Authorization for all purposes of the Agreement. The decision by Trustee based upon a Review Counsel Authorization shall be final and not subject to appeal. Denial or modification of a Claim for Contest Payments shall not bar a subsequent Claim by Executive for Contest Payments.
III.    Miscellaneous
A.    Submissions and Notices.     All submissions and notices or other communications hereunder shall be in writing and shall be given by hand, by nationally recognized overnight courier or by Express, registered or certified mail, postage prepaid, return receipt requested, at the addresses set forth in the records provided to Trustee by the Company from time to time. Notices shall be deemed to have been received upon the earlier of actual receipt thereof or, with respect to delivery by overnight courier or Express mail, the day following delivery to such overnight courier or the U.S. Postal Service and, with respect to delivery by registered or certified mail, the third day following such delivery to the U.S. Postal Service. Notices may also be given in writing by facsimile transmission to the parties at the facsimile numbers set forth in this section, and such notices shall be deemed to have been received when confirmed in writing, whether by manual or electronic re-transmission of receipt, by the party for whom the transmission is intended. Any person may change its notice address or facsimile number by written notice to Trustee and the Company. The notice address of the Trustee is as follows:
Wells Fargo Institutional Retirement and Trust
Attn: Plan Administration Committee
MAC: D4000-051
One West Fourth Street
Winston-Salem, NC 27101

    B.    Permitted Delays in Payment.
(1)     Except in the case of the initial $150,000 payment pursuant to a Group Contest Payments Claim, upon recommendation of Review Counsel, payment of all or a portion of any Claims may be delayed for a reasonable time in anticipation of receipt by Trustee of additional Claims from Executives and their beneficiaries anticipated to be in an amount in excess of $50,000 per Executive or 50% of the value of the Trust in the aggregate, or in anticipation of a Group Contest Payments Claim that may subsume the individual Claims.
(2)     Except for the payment required pursuant to Section 4(c) upon failure of the Trustee to receive the required written notice, to the extent payments hereunder may be made only from funds held in the form of a deposit or obligation, such payments may be postponed until such deposit or obligation shall have matured.
C.    Timeliness of Claim. A Claim for payment hereunder must be made not later than 180 days after the date on which the applicable bill, invoice or other statement setting forth expenses incurred and reimbursable as Contest Payments was rendered.
D.    Timing of Payments/Interest of Fairness. Subject to subsection E below, payments and determinations shall be made by the Trustee in such manner and in such order as the Trustee shall determine consistent with the intentions of the Trust and Trustee’s good faith determination of fairness, and need not be made in the order in which Claims are made hereunder.
E.    Maximum Individual Benefit. Notwithstanding any other provision of this Agreement, unless a majority of the Executives consent in writing and prescribe a different limitation, the aggregate amount paid to or in respect of an Executive under the Agreement in respect of an Individual Contest Payments Claim and Interest Claim shall not exceed $100,000 in the aggregate unless and until all payments required under the Executive Severance Trust in respect of all of the Severance Agreements of Executives thereunder shall have been paid.
F.    Withholding Taxes. The Trustee may rely on reasonable instructions from the Company and/or Review Counsel as to any required government withholdings with respect to payment of Contest Payments and payments on Interest Claims, provided that no amount shall be withheld in respect of advances for legal fees.
G.    Beneficiaries. References to action by or on behalf of an Executive hereunder shall include an action by or on behalf of a beneficiary of such Executive and if the Executive is no longer able to act by reason of death or mental defect, any action by the Executive hereunder may be taken by such Executive’s legal representative, the Executive’s beneficiaries or their legal representatives; provided that, for purposes of the Agreement, the Trustee may rely on the opinion of Review Counsel in making distinctions between conflicting interests of an Executive’s beneficiaries.
Adopted Effective June 28, 2014